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                                                                     Exhibit 4.1

BE SEMICONDUCTOR INDUSTRIES




                              EMPLOYMENT AGREEMENT



THE UNDERSIGNED:

1. The public limited company BE SEMICONDUCTOR INDUSTRIES N.V. (hereinafter to be called: "the Employer"), having its registered office and principal place of business in Drunen, for this matter represented by the Chairman of the Supervisory Board,

and

2. Mr. Ir. R.W. BLICKMAN (hereinafter to be called: "the Managing Director"), living in Bussum.


HAVE CONSIDERED AS FOLLOWS:

a. On 1 February 1984, the Managing Director entered into the employment of a division of a company affiliated with the Employer for an indefinite period of time. Since 1 August 1995, the Managing Director fulfills the function of director of the company, such in the position of Chairman of Management Board.

b. With reference to the letters dated 8 May 1990 of ASM Fico Tooling B.V., 12 August 1993 of ASM International N.V. and 28 October 1995, signed by Dr. M.R. Bernau, the parties herewith once again wish to lay down the contents of the employment agreement existing between them.


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HAVE AGREED AS FOLLOWS:

1.       DURATION

1.1. The Managing Director is employed by the Employer for an indefinite period of time. The employment agreement may be terminated by each of the parties subject to a notice period which shall be six months for the Managing Director and twelve months for the Employer.

1.2 Without prior notice being necessary, the employment agreement shall in any event terminate on the first day of the month in which the Managing Director will have reached the age of 65.

2.       FUNCTIONS AND OBLIGATIONS

2.1 The Managing Director is charged with and responsible for all activities assigned to him by law and the articles of association. In addition, the Managing Director is charged with the execution of the instructions of the General Meeting of Shareholders or, as the case may be, the Supervisory Board, in the event that these are issued.

2.2. The Managing Director shall also carry out activities reasonably to be assigned to him by the Employer on behalf of the companies affiliated with the Employer, which activities, unless explicitly stipulated otherwise, will be considered to be governed and honored by the terms and conditions as laid down in this agreement.

2.3. In principle, the Managing Director shall perform his activities from the principal place of business of the Employer.

3.       REMUNERATION

3.1 With effect of 1 January 2001 the Managing Director is entitled to a remuneration, inclusive of 8% holiday allowance, of NLG 650,000 gross per year, part of which, in the amount of NLG 558,340, shall be paid by the Employer in twelve equal monthly installments at the end of each calendar month, and the remaining part in the amount of

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         NLG 91,660 by companies belonging to the group of companies affiliated with the Employer, such in a manner to be decided by the Managing Director.

3.2 The amount of the remuneration of the Managing Director shall each year be the subject of consultation between the Managing Director and the Remuneration Committee of the Supervisory Board of the Employer.

4.       INCENTIVE PROGRAM

4.1 The Managing Director takes part in and is entitled to the Incentive Program applicable to the Management Board and the staff of the Employer, which exists of a cash-bonus and participation in the shares option plan, sufficiently known to the parties.

5.       EXPENSE ALLOWANCE

5.1 For the defrayment of expenses to be made in the framework of the performance of his activities, as well as for expenses which by their nature and amount do not require further specification, the Managing Director shall receive from the Employer a general expense allowance of NLG 500.00 per month.

5.2. Other expenses to be incurred by the Managing Director in the framework of the performance of his activities shall be paid by the Employer to the Managing Director under submission of bills and evidence of payment.

5.3 The costs of the use of the home telephone- and fax connection of the Managing Director shall be at the expense of the Employer, under deduction of the prescribed employee's contribution.

6.       CAR

6.1. The Managing Director is entitled to the official car made available to him by the Employer. The Managing Director is at liberty to also use this official car for private purposes, with the proviso that the fiscal consequences thereof shall be at the expense of the Managing Director.


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7.       SICKNESS

7.1 In the event of sickness of the Managing Director, the Employer shall fully comply with the obligations arising from articles 3 thru 7 during a period not exceeding 52 weeks.

8.       INSURANCES

8.1 The contribution for the medical insurance concluded on behalf of the Managing Director and his family members (based on class 2B) shall be at the expense of the Employer.

8.2. In the event of incapacity for work of the Managing Director owing to sickness or accident during a period of more than 52 weeks, the Employer shall supplement the invalidity benefit to be paid in connection with this incapacity for work in accordance with the Invalidity Insurance Act (Wet op de Arbeidsongeschiktheidsverzekering) (hereinafter "WAO") to an amount not exceeding 70% of the most recent salary, as referred to in article 3 of this agreement, on the proviso that this amount shall not exceed the maximum invalidity benefit by virtue of the invalidity insurance to be concluded by the Employer. As long as benefit payments in supplement of the WAO take place, a compound annual increase thereof of 3% is applicable on 1 January following the commencement date of these benefit payments and subsequently on 1 January of each following year.

8.3. The contribution for the "WAO gap insurance" concluded on behalf of the Managing Director shall fully be at the expense of the Employer. 80% of the contribution for the WAO- excess scheme concluded on behalf of the Managing Director shall be paid by the Employer and the other 20% shall be contributed by the Managing Director.

8.4. By way of pension commitment (available contribution scheme), the Employer commits itself to pay a contribution amount equal to 24.7657% of the pension basis applicable to the Managing Director to the companies which at the time of signing this agreement act as pension insurers in respect of the Managing Director. The Managing Director shall contribute 40% to this contribution to be paid by the Employer. The pension scheme

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         will further be laid down in a pension letter, the contents of which shall be deemed to form part of this employment agreement.

         In addition, the Managing Director shall receive an amount of NLG 2,200 gross per month as a compensation for the early retirement (VUT) entitlements he has had to give up.

8.5. The Employer is entitled to set off and deduct the contributions payable to the Managing Director as referred to in this agreement against and from the salary payable to the Managing Director.

9.       HOLIDAY

9.1 The Managing Director is entitled to a holiday of 25 work days per calendar year on full pay.

10.      ADDITIONAL ACTIVITIES

10.1. Except for prior written permission by the Supervisory Board of the Employer, the Managing Director shall not perform any honored or non-honored additional activities during his employment. Not included in this prohibition are the activities performed for "Ennismore European Smaller Companies Hedge Funds".

11.      SECRECY

11.1. Both during and after the termination of the employment -- irrespective of the manner in which and the reasons why the employment has come to an end -- the Managing Director shall be prohibited to directly or indirectly disclose any information, irrespective of whether this information is private and or confidential, that is related to the business of the Employer and or the companies affiliated with the Employer, to third parties. This prohibition does not apply to the extent that it concerns publicly accessible information in respect of the business of the Employer, nor does it apply in the event that the Managing Director should be obliged to disclose information based on
         (semi) statutory provisions.



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12.      NON-COMPETITION

12.1. During a period of three years after the termination of the employment -- irrespective of the manner in which and the reasons why the employment has come to an end -- the Director shall not be allowed to be employed or involved in any way whatsoever, directly or indirectly, honored or non-honored by or in any person, company or organization engaged in competing, similar or related activities as the Employer or the companies affiliated with the Employer, and or have any interest therein or therewith, without the prior written consent of the Supervisory Board of the Employer.

13.      FINAL STIPULATIONS

13.1. The foregoing forms the full representation of all agreements made between the parties and shall supersede all prior agreements and promises made between the Managing Director and the Employer and/or the companies affiliated with the Employer.

13.2. This agreement and all disputes arising there from or connected therewith shall be governed by Dutch law.


Thus agreed, adopted and signed in twofold on 16 August 2001.



Employer                                  Managing Director

[signature]                               [signature]